Exhibit 10.1

UNITED CONTINENTAL HOLDINGS, INC.

PROFIT SHARING PLAN

(Amended and Restated Effective January 1, 2014,

Except As Otherwise Provided Herein)

I. General

A.	Purpose. United Continental Holdings, Inc. (the “Company”) sponsors this United Continental Holdings, Inc. Profit Sharing Plan (the “Plan”) for the benefit of certain employees of United Air Lines, Inc., Continental Airlines, Inc., and other participating Affiliates.

B.	Collective Bargaining. As it relates to Qualified Employees who are in the class or craft of employees covered by a collective bargaining agreement with the Employer pursuant to which the Employer has agreed to provide such Qualified Employees with participation in a profit sharing bonus plan, this Plan is maintained pursuant to such agreement.

C.	Cash Bonus Plan. The Plan is a cash bonus plan and is not intended to be (and will not be construed or administered as) an employee benefit plan within the meaning of ERISA. The Plan is intended to be a discretionary cash bonus plan and payments under the Plan will not constitute a part of an employee’s regular rate of pay for any purpose; provided, however, all Awards will be paid to Qualified Employees in accordance with the terms of the Plan and the applicable collective bargaining agreements. Except to the extent specifically provided under a particular pension, insurance, profit sharing, retirement, welfare or other employee benefit plan or arrangement maintained or contributed to by the Company or an Affiliate, the payments to an employee under the Plan will not be treated as “salary,” “wages,” or “cash compensation” to the employee for the purpose of computing benefits to which the employee may be entitled under any such plan or arrangement.

D.	Effective Date. The Plan commenced on January 1, 2006 as the UAL Corporation Success Sharing Program – Profit Sharing Plan, was previously amended and restated effective January 1, 2011, and is hereby amended and restated effective January 1, 2014. Notwithstanding the foregoing, the Plan is hereby amended and restated effective January 1, 2013, with respect to employees covered by the Fleet Service Employees 2013-2016 Agreement, Passenger Service Employees 2013-2016 Agreement, and Storekeeper Employees 2013-2016 Agreement between United Airlines, Inc. and the International Association of Machinists and Aerospace Workers and profit sharing for 2013 will be paid (if payable) under the terms of such agreements. For all other employees, profit sharing for 2013 will be paid (if payable) under the terms of the Plan as amended and restated effective January 1, 2011.

E.	Term. The provisions of the Plan shall continue indefinitely subject to termination by the Company, or, as it relates to any Qualified Employees who are in the class or craft of employees covered by a collective bargaining agreement with the Employer pursuant to which the Employer has agreed to provide such Qualified Employees with participation in a profit sharing bonus plan, subject to termination pursuant to the terms of such collective bargaining agreement.

F.	Definitions. Unless otherwise specified, the capitalized terms under the Plan have the meanings given below:

Affiliate. “Affiliate” means any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 80% interest.

Award. “Award” means the dollar value of the award payable to a Qualified Employee for an Award Year as determined under the Plan.

Award Year. “Award Year” means the Plan Year for which a profit sharing Award, if any, is determined under the Plan.

Base Percentage A. “Base Percentage A” means the percentage determined in accordance with Section III.B.1.

Base Percentage B. “Base Percentage B” means the percentage determined in accordance with Section III.B.2.

Board. “Board” means the Board of Directors of the Company.

Code. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

Committee. “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to exercise the powers and perform the duties assigned to the Compensation Committee under this Plan.

Company. “Company” means United Continental Holdings, Inc.

Disability. “Disability” means the Qualified Employee has been determined to be disabled under the Employer’s long-term disability plan in which such Qualified Employee participates, under the union-sponsored long-term disability plan in which such Qualified Employee participates, or by the Company pursuant to Plan Rules.

Domestic Employee. “Domestic Employee” means any regular full-time or regular part-time U.S. employee of an Employer, and also includes (1) any internationally based flight attendant covered by the collective bargaining agreement between United Air Lines, Inc. and the Association of Flight Attendants, (2) any employee of Continental Micronesia, Inc. on the U.S. payroll, and (3) any employee designated by the Employer as an expatriate.

Employer. “Employer” means United Airlines, Inc., Continental Airlines, Inc., Continental Micronesia, Inc., Mileage Plus, Inc., and any other Affiliate which is designated by the Company from time to time as participating in the Plan.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.

Furlough. “Furlough” means a Qualified Employee’s termination of employment with the Employer in connection with which such Qualified Employee has reemployment rights, or, in the case of a Qualified Employee who is in a class or craft of employees covered by a collective bargaining agreement with the Employer pursuant to which the Employer has agreed to provide such Qualified Employees with participation in a profit sharing bonus plan, such other employment action as may be defined as a “furlough” in the applicable collective bargaining agreement.

Ground Employee Group. “Ground Employee Group” means those Domestic Employees of an Employer whose participation in the Plan is governed by the Fleet Service Employees 2013-2016 Agreement, Passenger Service Employees 2013-2016 Agreement, and Storekeeper Employees 2013-2016 Agreement between the Company and the International Association of Machinists and Aerospace Workers (“IAM”). In addition, in the event an Employer reaches an agreement regarding profit sharing with the IAM regarding any other employee group represented by the IAM, and such agreement provides for the same profit sharing provisions as those set forth in the IAM agreements referenced above, such group shall be considered part of the Ground Employee Group as of the date required under such agreement.

International Employee. “International Employee” means any regular full-time or regular part-time employee of an Employer whose regular work is in a location outside of the United States, but does not include (1) any internationally based flight attendant covered by the collective bargaining agreement between United Air Lines, Inc. and AFA, (2) any employee of Continental Micronesia, Inc. on the U.S. payroll, or (3) any employee designated by the Company as an expatriate. In addition, any full-time or regular part-time employee who is not classified by an Employer as a “U.S. employee” shall be considered an International Employee.

Management and Administrative Employee Group. “Management and Administrative Employee Group” means those Domestic Employees of the Employer (i) who are classified by the Employer as management and administrative employees (on other than a temporary reclassification basis), (ii) whose employment is for an indefinite period, and (iii) who are employed in an Employer established job classification not covered by a collective bargaining agreement. In addition, the term “Management and Administrative Employee Group includes any class or craft of U.S. employees who are not covered by a collective bargaining agreement between an Employer and a union and who are not classified by the Employer as management and administrative employees but who nevertheless generally receive the same benefits as the Management and Administrative Employee Group.

Officer. “Officer” means (i) an “officer” of the Company as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Rule 16a-1(f)”), or (ii) a designated senior officer of the subsidiaries of the Company, including any officer of United Air Lines, Inc. or Continental Airlines, Inc. who is an “officer” of the Company under Rule 16a-1(f) or who reports directly to the Chairman or the CEO.

Other Represented Employee Group. “Other Represented Employee Group” means any class or craft of employees covered by an agreement between an Employer and a union which expressly provides for coverage under a Company-sponsored (or Employer-sponsored) profit sharing plan, except to the extent such group is otherwise named in the Plan (e.g., the Pilot Employee Group, the Ground Employee Group, and the Management & Administrative Employee Group).

Participating Employee Group. Each of the following is considered a “Participating Employee Group”:

1.	the Management and Administrative Employee Group;

2.	the Pilot Employee Group;

3.	the Ground Employee Group; and

4.	each Other Represented Employee Group,

but the following are excluded from such definition: (i) any class or craft of employees represented by a union but not covered by an agreement between an Employer and such union expressly providing for coverage under a Company-sponsored (or Employer-sponsored) profit sharing plan; and (ii) International Employees.

Pilot Employee Group. “Pilot Employee Group” means those Domestic Employees of the Employer whose participation in the Plan is governed by the United Pilot Agreement between United Airlines, Inc. and the Air Line Pilots In the Service of United Airlines, Inc. as Represented by the Air Line Pilots Association, International.

Plan. “Plan” means the United Continental Holdings, Inc. Profit Sharing Plan as set forth herein. The Plan is an amendment and restatement of the UAL Corporation Success Sharing Program – Profit Sharing Plan.

Plan Rules. “Plan Rules” means rules, procedures, policies or practices established by the Company (or the Committee) with respect to the administration of the Plan, which need not be reflected in a written instrument and may be changed at any time without notice.

Plan Year. “Plan Year” means the 12-month period that corresponds to the Company’s fiscal year.

Pre-Tax Margin. “Pre-Tax Margin” means Pre-Tax Profit divided by Total Revenue as determined under U.S. generally accepted accounting principles.

Pre-Tax Profit. “Pre-Tax Profit” means the Company’s consolidated net income as determined under U.S. generally accepted accounting principles, but excluding as determined by the Committee: (i) consolidated federal, state and local income tax expense (or credit); (ii) unusual, special, or non-recurring charges, (iii) charges with respect to the grant, exercise or vesting of equity, securities or options granted to employees of the Company or any Affiliate, and (iv) expense associated with the profit sharing contributions.

Qualified Employee. “Qualified Employee” means a Domestic Employee of an Employer who, in accordance with the Employer’s personnel policies, has completed a year of service as of December 31 of the Award Year and satisfies the eligibility requirements of Section II.A.

Retirement. “Retirement” means the Employee has retired in accordance with the Employer’s employment policies and regulations, including under an “early out” program in which the Company specifies (or otherwise determines in its sole discretion) that the Employee is to be considered retired for purposes of this Plan.

Total Revenue. “Total Revenue” means the Company’s consolidated total revenue as determined under U.S. generally accepted accounting principles, but excluding, as determined by the Committee, any unusual, special or non-recurring revenue item.

Wages. “Wages” has the meaning provided in Section III.C.

II. Participation.

A.	Eligibility. A Qualified Employee who is employed for any portion of an Award Year is eligible to receive payment of an Award for such Award Year, unless (1) prior to the end of the Award Year he or she voluntarily terminates employment or (2) prior to the payment date he or she is terminated “for cause” as determined by the Company. Termination of employment due to other reasons, such as involuntary termination (not “for cause”), voluntary termination after the end of the Award Year, death, Disability, Retirement, or Furlough do not disqualify a Qualified Employee from receiving payment of an Award for an Award Year.

B.	Employee Classifications. The classification by an Employer of an individual as an employee of an Employer within the meaning of the Plan, or as a person who is not an employee of an Employer or as being within a particular employee classification will be conclusive for all purposes of this Plan. For purposes of this Plan, a temporary reclassification or special assignment will be disregarded for purposes of determining a Qualified Employee’s classification. No reclassification of an individual as an employee of an Employer, whether by judicial or administrative action or otherwise, will be effective to qualify the individual as a Qualified Employee under this Plan except as the Company agrees, and no reclassification will be given retroactive effect, except as the Company agrees.

III. Profit Sharing Awards.

A.	Annual Threshold. After the end of each Award Year, if the Company’s Pre-Tax Profit for that year exceeds ten million dollars ($10,000,000), Awards will be determined in accordance with Section III.B. If this threshold is not met, no Awards will be payable under the Plan for the Award Year.

B.	Determination of Awards. Awards will be determined as follows:

1.	Determination of Base Percentage A: Base Percentage A is equal to one percent (1%) of Pre-Tax Profit up to and including a Pre-Tax Margin of 6.9%, divided by the total Wages of all Qualified Employees of the Employers for the Award Year.

2.	Determination of Base Percentage B: Base Percentage B is equal to one percent (1%) of Pre-Tax Profit in excess of a Pre-Tax Margin of 6.9%, divided by the total Wages of all Qualified Employees of the Employers for the Award Year.

3.	Ground Employee Group. For the Ground Employee Group, each Qualified Employee eligible under Section II shall be entitled to an Award equal to the following:

a.	The Qualified Employee’s Wages x Base Percentage A x 5 Plus

b.	The Qualified Employee’s Wages x Base Percentage B x 10

4.	Management and Administrative Employee Group. For the Management and Administrative Employee Group, each Qualified Employee eligible under Section II shall be entitled to an Award equal to the following:

a.	The Qualified Employee’s Wages x Base Percentage A x 5 Plus

b.	The Qualified Employee’s Wages x Base Percentage B x 5

5.	Pilot Employee Group. For the Pilot Employee Group, each Qualified Employee eligible under Section II shall be entitled to an Award equal to the following:

a.	The Qualified Employee’s Wages x Base Percentage A x 10 Plus

b.	The Qualified Employee’s Wages x Base Percentage B x 20

6.	Other Represented Employee Groups. For any Other Represented Employee Group, each Qualified Employee eligible under Section II shall be entitled to an Award equal to the following (unless otherwise provided under the agreement covering such Other Represented Employee Group):

a.	The Qualified Employee’s Wages x Base Percentage A x 15 Plus

b.	The Qualified Employee’s Wages x Base Percentage B x 15

C.	Wages. Wages for a Plan Year will be determined as follows:

1.	Compensation Included. “Wages” will only include compensation paid (or payable) during a Plan Year to a Qualified Employee for the period he or she is a Qualified Employee and shall include the items listed in Paragraph A-1 of Appendix A. Wages will include compensation not paid as a result of an earnings reduction election made by the Qualified Employee under a Code Sec. 125 cafeteria plan or under any qualified cash or deferred arrangement under Code Sec. 401(k).

2.	Exclusions. “Wages” will not include the items of compensation or other payments listed in Paragraph A-2 of Appendix A.

3.	Reemployment. In the event a Qualified Employee terminates employment and is reemployed by an Employer, such employee’s Wages will include amounts paid during the applicable Plan Year, both prior to the termination and following such reemployment.

4.	Change of Position. In the event that a Qualified Employee transfers from one Employee Group to another Employee Group during the calendar year, the Qualified Employee’s Wages while a member of each Employee Group shall be distinguished and applied to the appropriate formula under Section III.B.

5.	Determination of Wages. Subject to the provisions of Appendix A, the Company’s Executive Vice President – Human Resources and Labor Relations will determine, in his or her discretion (subject to a contrary requirement under any applicable collective bargaining agreement determination under any applicable collective bargaining agreement grievance procedure in the case of an employee who is in the class or craft of employees covered by a collective bargaining agreement), whether an item of compensation is included or excluded from the definition of “Wages.”

D.	Time of Payment. Award payments will be made following determination of the Company’s Pre-Tax Profit for the fiscal year, but not later than March 15 or as soon as administratively practicable thereafter. Notwithstanding the foregoing, the Committee may, in its reasonable discretion, vary the time for making the payments provided herein, provided such modification does not cause the payments to become subject to the tax under Section 409A of the Code. Nothing herein shall be construed to grant to any Qualified Employee who is entitled to payment of an Award or to any person claiming under or through such Qualified Employee the right to elect a modification of the time for receiving payments hereunder.

E.	Payment Methods. Each Qualified Employee entitled to an Award will receive payment of the Award in cash, subject to such employee’s right, if any, to elect to defer receipt of a portion of such cash payment as may be permitted under any Employer-sponsored 401(k) plan in which the Qualified Employee is eligible to participate. Payment is subject to any applicable withholding taxes and other amounts the Company reasonably determines it is obligated to withhold or deduct pursuant to federal, state or local laws. Notwithstanding the foregoing:

1.	The Committee shall have the right, in its reasonable discretion, to vary the form of payment of Awards payable to Officers by payment in shares of the Company’s common stock. In the event the Company reasonably anticipates that the Company’s deduction with respect to a payment otherwise would be limited or eliminated by application of Section 162(m) of the Code, the Committee may enter into an agreement with an Officer to provide payment of an Award on a deferred basis through a bookkeeping account, the value of which may be determined by reference to the Company’s common stock, provided such written deferred payment arrangement complies with the requirements of Section 409A of the Code, including the requirement that the payment be made either at the earliest date at which the Company reasonably anticipates the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code or the calendar year in which the officer separates from service with the Company and all affiliates.

2.	Payment of Awards for any employee group shall be made as a profit sharing contribution to the applicable Employer-sponsored 401(k) plan if required under the terms of the applicable collective bargaining agreement or, in the case of the Management and Administrative Employee Group, if so determined by the Company.

IV. Plan Administration.

A.	Plan Administration. The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in the Plan to the Committee. Determinations, decisions and actions of the Company or, if applicable, the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any person, including any employee of any Employer, any Qualified Employee and any person claiming under or through the Qualified Employee. No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Award made under the Plan.

B.	Committee. The Committee has the sole authority and responsibility to administer Awards payable to Officers.

V. Amendment or Termination.

A.	Authority to Amend or Terminate Plan. The Plan may at any time be amended, modified, suspended or terminated, as the Company in its sole discretion determines. Such amendment, modification, or termination of the Plan will not require any notice or the consent, ratification, or approval of any party, including any Qualified Employee who is then eligible to participate in the Plan.

B.	Authority to Amend Awards. The Committee in its sole discretion may reduce or eliminate an Award payable to any member of the Management and Administrative Employee Group classified by the Company as a management employee. In addition, the Company may reduce any Award other than an Award payable to an Officer, prior to the payment of the Award, to the extent it deems necessary or appropriate to comply with laws, including applicable securities laws, local laws outside the United States and the pooling of interests requirements in connection with a merger, provided that nothing in this Section V.B affects the rights of any employee to an Award required under the terms of a collective bargaining agreement.

VI. Miscellaneous.

A.	No Contract of Employment, etc. Neither this Plan nor any award under the Plan constitutes a contract of employment and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Affiliate or to continue in any position or at any level of compensation. Nothing contained in the Plan will prohibit or interfere with the Company’s or an Affiliate’s right to assign projects, tasks and responsibilities to any employee or to alter the nature of the Company’s or an Affiliate’s rights with respect to the employee’s employment relationship, including the right to terminate any employee at any time, with or without prior notice, and for any reason within the constraints of existing law.

B.	Governing Law. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the United States and the State of Illinois, notwithstanding the conflicts of law principles of any jurisdiction.

C.	Conflict. Notwithstanding anything to the contrary in the Plan, the Plan Rules or Plan administration, the Employer’s obligations to any employees covered by collective bargaining agreements shall be governed by the applicable terms of such agreements, and any conflict between the terms of the Plan, the Plan Rules or Plan administration and the applicable collective bargaining agreements with respect to such employees shall be resolved in favor of the Employer’s obligations under the applicable collective bargaining agreements.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed on its behalf, effective as of January 1, 2014, except as otherwise provided herein.

UNITED CONTINENTAL HOLDINGS, INC.

/s/ Michael P. Bonds
Michael P. Bonds
Executive Vice President
Human Resources and Labor Relations

Appendix A

Wages

A-1. Inclusions. For purposes of Section III.C.1. the following items are included in the definition of Wages:

•	base pay

•	overtime pay

•	holiday pay

•	longevity pay

•	sick pay

•	lead/purser/service director pay

•	high skill premium/longevity pay

•	language premium

•	international and night flying premium pay

•	pay for time taken as vacation

•	payment for accrued vacation not taken as vacation when paid on account of (i) a leave or (ii) a termination of employment due to a reduction in force or for a military leave

•	shift differential pay

•	back pay to the extent such pay is otherwise categorized as Wages related to the applicable Plan Year (other than judicial or administrative awards of grievance pay or back pay (including settlements thereof))

•	delayed activation pay

•	bypass pay

•	check pilot premium pay

•	double town salary expense

•	senior/junior manning pay

•	operational integrity pay

•	temporary reclass pay

•	Hawaiian override

A-2. Exclusions. For purposes of Section III.C.2. the following items are excluded in the definition of Wages:

•	deferred compensation (other than pursuant to Code Sec. 125 or 401(k))

•	moving expense and similar allowances

•	performance incentive awards, profit sharing awards or sales incentive awards

•	expense reimbursements and per diems

•	severance, termination pay and related payments

•	payment for accrued vacation time not taken as vacation when paid on account of termination of employment, other than on account of a reduction in force or for a military leave

•	disability and workers compensation payments

•	duty-free commissions

•	recognition lump sums

Appendix A-1

•	flight expense

•	retropay created by execution of a collective bargaining agreement, unless the collective bargaining agreement requires inclusion

•	reimbursable cleaning

•	Employer contributions to employee benefit plans

•	solely for purposes of making an award payment under this Plan, judicial or administrative awards for grievance pay or back pay (including settlements thereof)

•	imputed income for employee or dependent life insurance coverage

•	imputed income from pass service charges

•	taxable travel

•	imputed income from domestic partner benefits

•	cash payments made pursuant to any agreement, program, arrangement or plan designed to compensate an employee for amounts that may not be credited or allocated to the employee under a qualified retirement plan due to limitations imposed by tax laws

•	taxable fringe benefits, including taxable reimbursement of insurance premiums

•	expatriate allowances

•	hiring bonuses or other special payments relating to the initiation of employment

•	amounts realized with respect to restricted stock, non-qualified stock options or stock appreciation rights

•	lost luggage advance

•	interest payments

•	taxable distributions of the Company’s common stock or notes (including cash in lieu of such stock or notes) made in connection with UAL Corporation’s confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code

•	payments made to employees domiciled outside of the United States that are in lieu of Employer contributions to a retirement plan

•	any amount counted as wages under this Plan or any other profit sharing plan for a prior Award Year.

A-3. Special Crediting Rule. For purposes of allocating Wages earned by a Qualified Employee for services rendered during a Plan Year but received following termination of employment, such Wages will be treated as received on the Qualified Employee’s last day of employment with the Employer.

Appendix A-2